UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2011

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Conditions.

Based on preliminary data, Rentech, Inc. (“Rentech” or the “Company”) estimates that the revenues, and ammonia and UAN production volumes, sales volumes and average realized sales prices for its nitrogen fertilizer business for the three months and fiscal year ended September 30, 2011, as compared to the actual results for the three months and fiscal year ended September 30, 2010, will fall within the following ranges:

	Three Months Ended September 30, 2010 (actual)	Three Months Ended September 30, 2011(1) (estimated range)		Fiscal Year Ended September 30, 2010 (actual)	Fiscal Year Ended September 30, 2011(1) (estimated range)
		Low	High		Low	High
	(in thousands, except product pricing)
Revenues(2)	$35,079	$37,000	$39,000	$131,396	$178,000	$180,000

Products sold (tons)
Ammonia	35	17	19	153	123	125
UAN	100	75	77	294	314	316

Product pricing (dollars per ton)
Ammonia	$398	$630	$640	$377	$580	$590
UAN	168	290	300	180	260	270

Production (tons) (3)
Ammonia	72	53	55	267	271	273
UAN	80	65	67	287	310	312

(1)	Estimated ranges based on preliminary, unaudited data; subject to adjustment.
(2)	Revenues include sales of all products for Rentech’s nitrogen fertilizer business, including those that are not presented in the table.
(3)	Ammonia production represents the total tons of ammonia produced, including ammonia produced that was upgraded into other products, such as UAN, liquid urea, granular urea and nitric acid.

Rentech estimates that the revenues for its nitrogen fertilizer business were between $37.0 and $39.0 million for the three months ended September 30, 2011, compared to approximately $35.1 million for the three months ended September 30, 2010. This increase was primarily due to higher prices paid for the Company’s products, resulting from stronger demand for nitrogen fertilizer products during the three months ended September 30, 2011, partially offset by decreased sales of ammonia, UAN and other products during the period. Rentech’s ammonia and UAN sales were lower during the three months ended September 30, 2011 because it fulfilled a number of large orders by barge during the three months ended September 30, 2010 but had no similar shipments during the comparable period in 2011. Production was lower during the three months ended September 30, 2011, as compared to the three months ended September 30, 2010, as a result of the 2011 maintenance turnaround of Rentech’s nitrogen fertilizer facility in East Dubuque, Illinois and decreased production efficiencies leading into the turnaround.

Rentech estimates that the revenues for its nitrogen fertilizer business were between $178.0 and $180.0 million for the fiscal year ended September 30, 2011, compared to approximately $131.4 million for the fiscal year ended September 30, 2010. This increase was primarily the result of higher prices paid for its products during the fiscal year ended September 30, 2011, resulting from stronger demand for nitrogen fertilizer products, and increased sales of UAN and other products during the period. Ammonia sales decreased and UAN sales increased during the fiscal year ended September 30, 2011 as Rentech upgraded more ammonia into UAN to realize higher gross profit margins. Production was higher during the fiscal year ended September 30, 2011, as compared to the fiscal year ended September 30, 2010, as a result of the 2009 maintenance turnaround of Rentech’s nitrogen fertilizer facility, during which the facility underwent a scheduled turnaround and unplanned repairs and maintenance, which resulted in 30 and 26 off stream days, respectively, for our ammonia and UAN units during the first fiscal quarter of 2010.

Although the estimates included above reflect Rentech’s current best estimates, because its audited financial statements for the fiscal year ended September 30, 2011 are not yet available, these estimates are preliminary and unaudited and may be revised as a result of management’s further review of the Company’s results and the completion of the Company’s year-end audit. During the course of the preparation of its financial statements and related notes, Rentech may identify items that would require it to make material adjustments to the preliminary financial information presented above.

Item 2.06 Material Impairments.

Rentech has adopted a revised strategy for the commercialization of its alternative energy technologies. The new strategy includes reduced spending on research and development and pursuit of projects that are smaller and require less capital to be invested by Rentech than those recently under development by the Company. The Company’s strategy for the first deployment of a particular technology at scale is to develop or participate in projects for which Rentech’s investment would be well within the Company’s expected liquidity. The Company currently intends to target its investment in each such project to be no more than approximately the magnitude of the possible investment in the Port St. Joe Project, described below. This revised strategy may be implemented by developing projects with partners, possibly employing partners’ technologies, or through select acquisitions.

Rentech Nitrogen Partners, L.P., a wholly-owned subsidiary of Rentech, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of common units representing its limited partner interests. Rentech presently intends to maintain a majority ownership interest in Rentech Nitrogen Partners, L.P. after giving effect to the contemplated offering. If the offering is completed, a portion of the proceeds would be distributed to Rentech to support its alternative energy strategy. There can be no assurance that the offering will be completed on a timely basis, or at all.

The revised strategy reflects the Company’s expectation that project finance debt or equity for large, first-of-a-kind energy technology projects generally will not be available in the market, although the Company believes that project capital may be available, including for larger projects, after particular technologies and integrated systems have been proven at commercial scale. Given these developments, the Company’s biomass project under development in Rialto, California (the “Rialto Project”), and the Company’s coal-to-liquids project that it has been developing in Natchez, Mississippi (the “Natchez CTL Project”), no longer fit its near-term development and commercialization strategy.

The Company has withdrawn its applications to the U.S. Department of Energy (DOE) for loan guarantees for its Rialto Project and for its renewable energy project that has been under development in Port St. Joe, Florida (the “Port St. Joe Project”). The Company has previously stated that it will no longer pursue project financing for its projects from the DOE loan guarantee programs. As previously disclosed, the Company had applied under the DOE’s Section 1705 loan guarantee program for both projects, had been notified by the DOE that its applications had been placed on hold, and had also been notified that the projects would be considered for funding under the Section 1703 loan guarantee program. With the withdrawal from the loan guarantee program, Rentech now believes that project financing for the Rialto Project will not be available, and the Company will not be moving forward with the project. As a result, Rentech will be impairing capitalized costs associated with the Rialto Project in its financial statements for the period ending September 30, 2011. Rentech is in active negotiations with potential partners and suppliers of capital for the Port St. Joe Project. If those negotiations are successful, Rentech expects that its investment in that project would not exceed approximately one-quarter of the project’s currently anticipated total cost, which the Company previously estimated to be approximately $225 million, based on feasibility engineering. There can be no assurance that such negotiations will be successful, that the costs of the project will not exceed expectations or that capital will be available for the project.

The Company has also concluded that project financing for its large Natchez CTL Project is not available, and the Company’s future development efforts at its Natchez site will focus on pursuing smaller projects that would use biomass or natural gas as feedstocks, not on the Natchez CTL Project. As a result, Rentech will be impairing capitalized costs associated with its development of the Natchez CTL Project in its financial statements for the period ending September 30, 2011. The Company may in the future seek to deploy its Rentech Fischer-Tropsch process in large scale plants if project capital is available, or in smaller scale plants if efficiencies improve and costs at smaller scales can be reduced.

Based on the foregoing, and in connection with the preparation of the Company’s financial statements for the period ending September 30, 2011, the Company determined on October 19, 2011 that the capitalized project development costs associated with the Company’s Rialto Project and Natchez CTL Project have been impaired as a result of the changed circumstances and conclusions described above. Rentech currently estimates that it will incur a non-cash impairment charge estimated to range from $50 million to $60 million in its statement of operations for the period ended September 30, 2011. The impairment charge will not affect the Company’s cash flow or cash balances and is not expected to result in any material future cash expenditures. The Company expects to continue to carry the fair value of the approximately 450 acres of land it owns in Natchez, Mississippi, which it believes could be utilized in the future for energy projects consistent with its strategy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: October 19, 2011	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer